FORM 8-K

               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


              _____________________________________


                         CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report:  September 22, 1995
(Date of earliest event reported)



                   KIMBERLY-CLARK CORPORATION
     (Exact name of registrant as specified in its charter)


            Delaware           1-225               39-0394230


(State or other jurisdiction    (Commission File     (IRS Employer
      of incorporation)            Number)        Identification No.)


        P.O. Box 619100, Dallas, Texas                  75261-9100
   (Address of principal executive offices)             (Zip Code)


                                  (214) 281-1200
          (Registrant's telephone number, including area code)



              _____________________________________


Item 5.  Other Events

On September 22, 1995, Midwest Express Holdings, Inc., a Delaware corporation ("MEH"), announced the initial public offering of 4.5 million shares, or 70%, of its common stock at a price of $18.00 per share. Pursuant to the offering, an indirect wholly owned subsidiary of Kimberly-Clark Corporation, a Delaware corporation ("Kimberly-Clark"), is selling to certain underwriters common stock of MEH. Kimberly-Clark will indirectly own 100% of MEH's outstanding common stock immediately prior to consummation of the offering. Upon consummation of the offering, Kimberly-Clark will continue to own indirectly approximately 30% of the outstanding common stock of MEH or, if the underwriters exercise their over-allotment option in full, approximately 20% of the outstanding common stock of MEH.

At the initial public offering price, after deduction of underwriting discounts and commissions and estimated income taxes, the aggregate realized gain to Kimberly-Clark as a result of the offering will be approximately $35 million (assuming no exercise of the underwriters' over-allotment option). Assuming 30% continued ownership following the offering, Kimberly-Clark's aggregate unrealized gain (after deduction of estimated income taxes) would be approximately $15 million.

Attached hereto as Exhibit 99 is a press release announcing
Kimberly-Clark's expected gain on the transaction.





                       SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  KIMBERLY-CLARK CORPORATION



Date:     September 22, 1995      By:/s/ John W. Donehower
                                     -------------------------
                                      John W. Donehower
                                      Senior Vice President and
                                      Chief Financial Officer

                          EXHIBIT INDEX


              (99)      Press release issued by Kimberly-Clark
                        Corporation on September 22, 1995.